Exhibit 10.3

[SIRVA, Inc. logo]

May 18, 2004

Michelle Guswiler

[home address omitted.]

Dear Michelle;

I am pleased to confirm the terms of the offer of employment to you at SIRVA, Inc. The offer is as follows:

Position: Sr VP, Business Development for SIRVA, Inc., reporting to me. This position will be banded as a Senior VP 20.

Salary: $235,000 per year, payable in bi-weekly installments (one week paid in arrears). The salary is quoted on an annual basis for convenience only and does not imply employment for a specific term, nor alter the “at will” status of your employment.

Start Date: July 10, 2004

Annual Bonus: You will eligible to participate in SIRVA’s Management Incentive Program, which at your position has an annualized bonus potential of 75% of base salary, subject to terms of the program. During the first calendar year of employment, this bonus is prorated from hire date. For 2004 you will receive a prorated guaranteed bonus of 75% of annual salary for 2004 provided you continue your employment with SIRVA through the bonus payment date in February 2005. Thereafter, your bonus eligibility will be based on the bonus criteria SIRVA applies at that time.

Stock Options: Subject to the approval of the Compensation Committee of the Board, and applicable law, rules and regulations to which SIRVA is subject, you will be granted an option to purchase 50,000 shares of SIRVA’s common stock as soon as reasonably practicable following the start of your employment with the company. The Option shall be issued in accordance with the SIRVA, Inc. Omnibus Stock Incentive Plan (as amended from time to time), which will be evidenced by a stock option agreement entered into by yourself and SIRVA. The Option will be subject to a four-year vesting period from the grant date and will expire 7 years from the grant date.

Severance: In the event that your employment is terminated by SIRVA without cause within your first twenty-four (24) months of employment, in addition to any amounts otherwise payable to you through your last day of employment, SIRVA will pay to you, as severance, the following additional amounts: (i) a pro rata portion of your bonus, based on the bonus criteria SIRVA applies to bonus awards at that time, and (ii) continued payments of your base salary and health benefits until the earlier of one year after termination of your employment with SIRVA or until you obtain new employment with a base salary equal to or greater than eighty percent (80%) of the annual base salary payable to you under this letter agreement. Payment of the severance described in this paragraph would be subject to your execution of a general release and standard provisions affirming your obligations under your confidentiality, non-compete and non-solicitation of employees, agents and customers.

Executive Benefits:

• Company Car Allowance:	$12,000 annually
• Financial Planning:	$9,600 annually through AYCO
• Executive Medical Physical:	$1,500 annually
• Relocation:	Tier I of SIRVA’s relocation policy (see enclosure)
• Executive Retirement Savings Plan:	More information will follow

Benefits: You will be entitled to participate in all health, welfare and other benefits available to associates of the company. Those benefits are described in the enclosed Benefits at a Glance.

Additional Terms:

This offer is contingent upon:

a)              Your not being subject to any contract that would be violated by your employment with SIRVA.

b)             Your successful completion of a drug/alcohol screening prior to your start date.

c)              Satisfactory pre-employment criminal background screening and employment verification.

d)             Signing our Confidentiality and Non-Solicitation Agreement on your first day of employment.

I have enclosed a copy of this offer letter for your records. Please execute the original as indicated below and return it to me in the enclosed envelope.

We are very excited about your joining our company and look forward to working with you. If you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Brian Kelley

Brian Kelley
President & CEO, SIRVA

Enclosures: 1 copy offer letter, Benefits at a Glance, Omnibus Stock Incentive Plan summary, MIP Summary, Confidentiality and Non-Solicitation Agreement

Accepted and Agreed to this 1st day of June, 2004

/s/ Michelle Guswiler
Michelle Guswiler